Exhibit 99.2

STATEMENT ON USES AND USEFULNESS OF NON-GAAP FINANCIAL MEASURES

Exhibit 99.1 to this Report on Form 8-K (the "presentation") contains non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with United States generally accepted accounting principles, or GAAP. Pursuant to the requirements of Regulation G, Entergy is providing quantitative reconciliations within this presentation of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Certain non-GAAP measures in the presentation differ from GAAP only in that the figure or ratio states or includes operational earnings per share. Operational earnings per share is not calculated in accordance with GAAP because it excludes the impact of "special items." Special items reflect the impact on earnings of events that are less routine, are related to prior periods, or are related to discontinued businesses. Similarly, the presentation includes the measure of adjusted non-fuel operating and maintenance expense for the nuclear business. This measure also differs from the GAAP number because it removes a special item and adds amounts to reflect a full year's operation at a plant owned for a fraction of a year. Management believes that making these adjustments provides useful information to investors for the purpose of evaluating the company's ongoing business results and comparing the company's financial performance to the performance of industry peers. Entergy management frequently uses this non-GAAP financial measure in its own decision-making, as well as to analyze historical performance, to project future performance and to compare performance to that of its industry peers.

Another non-GAAP measure, net debt to net capital, is a measure that Entergy uses internally for management and board discussions and performance monitoring activities to gauge the overall strength of its business. Entergy believes that this ratio provides useful information to investors in evaluating Entergy's ongoing financial flexibility and assists investors in comparing the company's financial flexibility to the financial flexibility of others in the energy sector.

Other non-GAAP measures, free cash flow and operating cash flow, are measures Entergy uses internally for management and board discussions, and cash budgeting and performance monitoring activities to gauge the overall strength of its business. Operating cash flow, as defined by Entergy, is net cash flow provided by operating activities, a GAAP measure, reduced by cash requirements for nuclear fuel purchases and decommissioning trust fund contributions. Free Cash flow is operating cash flow further reduced by maintenance capital expenditures and preferred and common dividends. These measures do not consider other potential demands on cash such as mandatory debt service requirements. Entergy believes the above data provides useful information to investors in evaluating Entergy's ongoing financial flexibility.

The Non-GAAP information presented in the presentation contains the material limitation of failing to consider items that impact earnings and other financial metrics as calculated in accordance with GAAP, and, in the instance of operating cash flow and free cash flow, the failure to consider items that impact cash flow as calculated in accordance with GAAP, and therefore do not give a complete picture of cash available to the business. Management compensates for this limitation by presenting its results of operation and financial condition using both the GAAP and non-GAAP measures. Investors and other readers should consider the non-GAAP measures in addition to, and not as a substitute for, or superior to, earnings per share and other measures prepared in accordance with GAAP.